Exhibit 99.3

CINERGY CORP.
CONSOLIDATED BALANCE SHEETS

(unaudited)
(in thousands)

	June 30 2004	December 31 2003

ASSETS
Current Assets
Cash and cash equivalents	$173,818	$169,120
Restricted deposits	88,498	92,813
Notes receivable, current	125,177	189,854
Accounts receivable less accumulated provision for doubtful accounts of $7,506 at June 30, 2004, and $7,884 at December 31, 2003	719,700	1,074,518
Fuel, emission allowances, and supplies	401,310	357,625
Energy risk management current assets	425,196	305,058
Prepayments and other	84,578	53,609
Total current assets	2,018,277	2,242,597

Property, Plant, and Equipment - at Cost
Utility plant in service	9,986,311	9,732,123
Construction work in progress	244,831	275,459
Total utility plant	10,231,142	10,007,582
Non-regulated property, plant, and equipment	4,587,951	4,527,943
Accumulated depreciation	5,069,030	4,908,019
Net property, plant, and equipment	9,750,063	9,627,506

Other Assets
Regulatory assets	1,001,148	1,012,151
Investments in unconsolidated subsidiaries	509,453	494,520
Energy risk management non-current assets	137,944	97,334
Notes receivable, non-current	204,053	213,853
Other investments	140,514	184,044
Goodwill and intangible assets	61,463	45,349
Other	167,854	197,351
Total other assets	2,222,429	2,244,602

Assets of Discontinued Operations	—	4,501

Total Assets	$13,990,769	$14,119,206

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$1,026,920	$1,240,423
Accrued taxes	174,120	217,993
Accrued interest	67,892	68,952
Notes payable and other short-term obligations	496,337	351,412
Long-term debt due within one year	670,764	839,103
Energy risk management current liabilities	384,024	296,122
Other	110,822	107,438
Total current liabilities	2,930,879	3,121,443

Non-current Liabilities
Long-term debt	3,986,191	4,131,909
Deferred income taxes	1,609,726	1,557,981
Unamortized investment tax credits	104,357	108,884
Accrued pension and other post-retirement benefit costs	698,260	662,834
Accrued cost of removal	510,555	490,856
Energy risk management non-current liabilities	114,038	64,861
Other	223,944	205,344
Total non-current liabilities	7,247,071	7,222,669

Liabilities of Discontinued Operations	—	11,594

Total Liabilities	10,177,950	10,355,706

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,818

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; issued shares - 180,446,792 at June 30, 2004, and 178,438,369 at December 31, 2003; outstanding shares - 180,323,246 at June 30, 2004, and 178,336,854 at December 31, 2003	1,804	1,784
Paid-in capital	2,248,084	2,195,985
Retained earnings	1,543,883	1,551,003
Treasury shares at cost - 123,546 shares at June 30, 2004, and 101,515 shares at December 31, 2003	(3,966)	(3,255)
Accumulated other comprehensive income (loss)	(39,804)	(44,835)
Total common stock equity	3,750,001	3,700,682

Total Liabilities and Shareholders’ Equity	$13,990,769	$14,119,206

Note:  Prior year data has been reclassified to conform with current year presentation.